QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 20, 2003

Registration No. 333-104485

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANCHOR GLASS CONTAINER CORPORATION
(Exact name of registrant as specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3220 (Primary Standard Industrial Classification Bankruptcy Code Number)	59-3417812 (I.R.S. Employer Identification Number)

One Anchor Plaza
4343 Anchor Plaza Parkway
Tampa, Florida 33634-7513
(813) 884-0000
(Address, Including Zip Code, and
Telephone Number, Including Area
Code, of Registrant's Principal
Executive Offices)
Richard A. Kabaker
Vice President, General Counsel
and Secretary
One Anchor Plaza
4343 Anchor Plaza Parkway
(813) 884-0000
(Name, Address, Including Zip
Code, and Telephone Number,
Including Area Code,
of Agent For Service)
Copies to: Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955

        Approximate Date of Commencement of Proposed Offer to the Public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        This Amendment No. 3 amends and supplements the Registration Statement on Form S-4 No. 333-104485 filed with the Securities and Exchange Commission (the "Commission") on April 11, 2003 (the "Registration Statement"), as amended by Amendment No. 1 filed with the Commission on May 20, 2003, and as further amended by Amendment No. 2 filed with the Commission on June 13, 2003, by Anchor Glass Container Corporation, a Delaware Corporation (the "Company"), relating to the offer to exchange $300,000,000 of the Company's 11% Senior Secured Notes due 2013, Series B for any and all outstanding 11% Senior Secured Notes due 2013, Series A. Terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

        The purpose of this Amendment No. 3 is to amend Item 21 and to file related exhibits.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law

        Section 145 of the Delaware General Corporation Law ("DGCL"), authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(1)
for any breach of the director's duty of loyalty to the corporation or its stockholders,

(2)
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)
for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4)
for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under Anchor's Certificate of Incorporation

        The Fifth Article of Anchor's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may be amended, no director of Anchor shall be personally liable to Anchor or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not apply to liability of a director (i) for any breach of the directors' duty of loyalty to Anchor or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (governing the liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Anchor shall indemnify directors and officers of Anchor to the fullest extent permitted by the DGCL. Any repeal or modification of the Fifth Article by Anchor's stockholders shall not adversely affect any right or protection of a director of Anchor existing at the time of such repeal or modification.

        The Seventh Article of Anchor's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, Anchor shall indemnify any and all persons whom it shall have the power to indemnify under the DGCL. The indemnification provided for in the Seventh Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any of Anchor's By-Laws, by agreement, by vote of stockholders or disinterested directors of Anchor or otherwise.

Indemnification Under Anchor's By-Laws

        Section 1 of Article VI of Anchor's By-Laws provide that, unless otherwise determined by the board of directors, Anchor shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof) or other provisions of the laws of Delaware relating to indemnification of directors, officers, employees and agents, as the same may be amended and supplemented from time to time, indemnify any and all such persons whom it shall have power to indemnify under the DGCL or such other provisions of law.

        Section 2 of Article VI of Anchor's By-Laws provides that, without limiting the generality of Section 1 of Article VI, to the fullest extent permitted, and subject to the conditions imposed, by law, and pursuant to Section 145 of the DGCL unless otherwise determined by the board of directors, Anchor shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Anchor) by reason of the fact that such person is or was a director, officer, employee or agent of Anchor, or is or was serving at the request of Anchor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Anchor, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and that Anchor shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Anchor to procure a judgment in its favor by reason of the fact that that such person is or was a director, officer, employee or agent of Anchor, or is or was serving at the request of Anchor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Anchor, except as otherwise provided by law.

        Section 3 of Article VI of Anchor's By-Laws provides that, without limiting the generality of Section 1 or Section 2 of Article VI, to the fullest extent permitted by law, indemnification may be granted and expenses may be advanced, to the persons described in Section 145 of the DGCL or other provisions of the laws of Delaware relating to indemnification and advancement of expenses, as from time to time may be in effect, by (i) a resolution of stockholders, (ii) a resolution of the board of directors, or (iii) an agreement providing for such indemnification and advancement of expenses, provided that no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to the person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

        Section 4 of Article VI of Anchor's By-Laws provides that it is the intent of Article VI to require Anchor, unless otherwise determined by the board of directors, to indemnify persons referred to herein for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys' fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of by-laws, and the indemnification and expense advancement provided by Article VI shall not be limited by the absence of express recital of such circumstances. The indemnification and advancement of expenses provided by, or granted pursuant to, Anchor's By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of Anchor's Certificate of Incorporation, the By-Laws, by agreement, by vote of stockholders or disinterested directors of Anchor or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        Section 5 of Article VI of Anchor's By-Laws provides that indemnification pursuant to the By-Laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of those entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Purchase Agreement, dated as of January 31, 2003, among Anchor and the Initial Purchasers	(A)
3.1	Amended and Restated Certificate of Incorporation of Anchor	(B)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Anchor	(B)
3.3	Amended and Restated By-Laws of Anchor	(B)
3.4	Certificate of Designation of Series C Participating Preferred Stock	(B)
3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Anchor	(B)
3.6	Certificate of Amendment of Certificate of Designation	(C)
4.1	Stockholders' Agreement, dated August 30, 2002, by and among Anchor, the Investors and the Other Stockholders	(B)
4.2	Indenture dated as of February 7, 2003 among Anchor, as Issuer and The Bank of New York, as Trustee	(C)
4.3	Form of 11% Senior Secured Notes due 2013 (included in Exhibit 4.2)	(C)
4.4	Collateral Access and Intercreditor Agreement, dated February 7, 2003, by and among Congress Financial Corporation (Central), in its capacity as collateral agent, and The Bank of New York, in its capacity as trustee and collateral agent	(C)
4.5	Registration Rights Agreement, dated February 7, 2003, among Anchor and the Initial Purchasers	(C)
4.6	Form of Guarantee (included in Exhibit 4.2)	(C)
5.1*	Opinion of Schulte Roth & Zabel LLP
10.1†	Southeast Glass Bottle Supply Agreement between Anheuser-Busch, Incorporated and Anchor	(D)

10.2†	Glass Bottle Agreement between Anheuser-Busch, Incorporated and Anchor	(E)
10.3	Limited License Agreement, dated March 8, 2002 between Owens Brockway Glass Container Inc. and Anchor	(B)
10.4	Loan and Security Agreement by and among Anchor, as Borrower, and Congress Financial Corporation (Central), as Administrative and Collateral Agent, Bank of America, N.A., as Documentation Agent, and the Financial Institutions Named Therein, as Lenders, dated August 30, 2002	(B)
10.5	Term Loan Agreement by and among Anchor, as Borrower, the financial institutions from time to time party thereto, as Lenders, and Ableco Finance LLC, as Agent, dated August 30, 2002	(B)
10.6	Security Agreement, made by Anchor in favor of Ableco Finance LLC, dated August 30, 2002	(B)
10.7	Pledge Agreement, made by Anchor in favor of Ableco Finance LLC, dated August 30, 2002	(B)
10.8	Collateral Agency and Intercreditor Agreement dated August 30, 2002 between Congress Financial Corporation (Central) and Ableco Finance, LLC	(B)
10.9	Amendment No. 1 to Loan and Security Agreement by and among Anchor, as Borrower, the financial institutions from time to time parties to the Loan Agreement, as Lenders, and Congress Financial Corporation (Central), as Agent, dated December 31, 2002	(C)
10.10	Amendment No. 2 to Loan and Security Agreement by and among Anchor, as Borrower, and Congress Financial Corporation (Central), as Agent for the financial institutions from time to time parties to the Loan Agreement, as Lenders, dated February 7, 2003	(C)
10.11	Termination and Release Agreement between Anchor and Ableco Finance LLC, dated February 7, 2003	(C)
12.1	Statement re: computation of ratio of earnings to fixed charges for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the years ended December 31, 2001, 2000, 1999 and 1998	(C)
21.1	List of subsidiaries of the Company	(F)
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24	Power of Attorney (included on Signature Page of initial filing)	(G)
25	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee	(A)
99.1	Form of Letter of Transmittal	(A)
99.2	Form of Notice of Guaranteed Delivery for Outstanding 11% Senior Secured Notes due 2013, Series A, in exchange for 11% Senior Secured Notes due 2013, Series B	(A)

†
Portions of this document have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Exchange Act.

(A)
Previously filed as an exhibit to the Company's Registration Statement on Form S-4/A (Reg. No. 333-104485) filed with the Commission on June 13, 2003 and incorporated herein by reference.

(B)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

(C)
Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

(D)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

(E)
Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Commission on June 20, 2003 and incorporated herein by reference.

(F)
Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (Reg. No. 333-31363) originally filed with the Commission on July 16, 1997.

(G)
Previously filed on the Signature Page of the Company's Registration Statement on Form S-4
(Reg. No. 333-104485) originally filed with the Commission on April 11, 2003.

*
Filed herewith.

Item 22. Undertakings.

        The undersigned Registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrants hereby undertake that:

(1)
Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Anchor Glass Container Corporation has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 20th day of June, 2003.

ANCHOR GLASS CONTAINER CORPORATION
Date: June 20, 2003	By:	/s/ DARRIN J. CAMPBELL Name: Darrin J. Campbell Title: Chief Financial Officer and Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Richard M. Deneau	President, Chief Executive Officer and Director	June 20, 2003
/s/ DARRIN J. CAMPBELL Darrin J. Campbell	Chief Financial Officer and Executive Vice President	June 20, 2003
* Joel A. Asen	Director	June 20, 2003
* James N. Chapman	Director	June 20, 2003
* Jonathan Gallen	Director	June 20, 2003
* George Hamilton	Director	June 20, 2003
* Timothy F. Price	Director	June 20, 2003
* Alan H. Schumacher	Director	June 20, 2003
* Lenard B. Tessler	Director	June 20, 2003
*By:	/s/ DARRIN J. CAMPBELL Darrin J. Campbell Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Purchase Agreement, dated as of January 31, 2003, among Anchor and the Initial Purchasers	(A)
3.1	Amended and Restated Certificate of Incorporation of Anchor	(B)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Anchor	(B)
3.3	Amended and Restated By-Laws of Anchor	(B)
3.4	Certificate of Designation of Series C Participating Preferred Stock	(B)
3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Anchor	(B)
3.6	Certificate of Amendment of Certificate of Designation	(C)
4.1	Stockholders' Agreement, dated August 30, 2002, by and among Anchor, the Investors and the Other Stockholders	(B)
4.2	Indenture dated as of February 7, 2003 among Anchor, as Issuer and The Bank of New York, as Trustee	(C)
4.3	Form of 11% Senior Secured Notes due 2013 (included in Exhibit 4.2)	(C)
4.4	Collateral Access and Intercreditor Agreement, dated February 7, 2003, by and among Congress Financial Corporation (Central), in its capacity as collateral agent, and The Bank of New York, in its capacity as trustee and collateral agent	(C)
4.5	Registration Rights Agreement, dated February 7, 2003, among Anchor and the Initial Purchasers	(C)
4.6	Form of Guarantee (included in Exhibit 4.2)	(C)
5.1*	Opinion of Schulte Roth & Zabel LLP
10.1†	Southeast Glass Bottle Supply Agreement between Anheuser-Busch, Incorporated and Anchor	(D)
10.2†	Glass Bottle Agreement between Anheuser-Busch, Incorporated and Anchor	(E)
10.3	Limited License Agreement, dated March 8, 2002 between Owens Brockway Glass Container Inc. and Anchor	(B)
10.4	Loan and Security Agreement by and among Anchor, as Borrower, and Congress Financial Corporation (Central), as Administrative and Collateral Agent, Bank of America, N.A., as Documentation Agent, and the Financial Institutions Named Therein, as Lenders, dated August 30, 2002	(B)
10.5	Term Loan Agreement by and among Anchor, as Borrower, the financial institutions from time to time party thereto, as Lenders, and Ableco Finance LLC, as Agent, dated August 30, 2002	(B)
10.6	Security Agreement, made by Anchor in favor of Ableco Finance LLC, dated August 30, 2002	(B)
10.7	Pledge Agreement, made by Anchor in favor of Ableco Finance LLC, dated August 30, 2002	(B)
10.8	Collateral Agency and Intercreditor Agreement dated August 30, 2002 between Congress Financial Corporation (Central) and Ableco Finance, LLC	(B)
10.9	Amendment No. 1 to Loan and Security Agreement by and among Anchor, as Borrower, the financial institutions from time to time parties to the Loan Agreement, as Lenders, and Congress Financial Corporation (Central), as Agent, dated December 31, 2002	(C)

10.10	Amendment No. 2 to Loan and Security Agreement by and among Anchor, as Borrower, and Congress Financial Corporation (Central), as Agent for the financial institutions from time to time parties to the Loan Agreement, as Lenders, dated February 7, 2003	(C)
10.11	Termination and Release Agreement between Anchor and Ableco Finance LLC, dated February 7, 2003	(C)
12.1	Statement re: computation of ratio of earnings to fixed charges for the four months ended December 31, 2002, the eight months ended August 31, 2002 and the years ended December 31, 2001, 2000, 1999 and 1998	(C)
21.1	List of subsidiaries of the Company	(F)
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24	Power of Attorney (included on Signature Page of initial filing)	(G)
25	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee	(A)
99.1	Form of Letter of Transmittal	(A)
99.2	Form of Notice of Guaranteed Delivery for Outstanding 11% Senior Secured Notes due 2013, Series A, in exchange for 11% Senior Secured Notes due 2013, Series B	(A)

†
Portions of this document have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Exchange Act.

(A)
Previously filed as an exhibit to the Company's Registration Statement on Form S-4/A (Reg. No. 333-104485) filed with the Commission on June 13, 2003 and incorporated herein by reference.

(B)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

(C)
Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

(D)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

(E)
Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Commission on June 20, 2003 and incorporated herein by reference.

(F)
Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (Reg. No. 333-31363) originally filed with the Commission on July 16, 1997.

(G)
Previously filed on the Signature Page of the Company's Registration Statement on Form S-4
(Reg. No. 333-104485) originally filed with the Commission on April 11, 2003.

*
Filed herewith.

QuickLinks

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX